Artesian Resources Corporation Reports First Quarter 2025 Results

First Quarter Results

Net income for the three months ended March 31, 2025 was $5.4 million, a $1.0 million, or 23.2%, increase compared to net income recorded during the three months ended March 31, 2024.  Diluted net income per share increased 23.0% to $0.53, compared to $0.43 for the same period in 2024.

“Our strong financial results for the quarter are the result of our commitment to superior service to all customers and continued focus on managing increasing cost pressures associated with meeting more stringent water quality standards,” said Nicki Taylor, President and CEO.

Revenues totaled $25.9 million for the three months ended March 31, 2025, $1.3 million, or 5.5%, more than revenues for the three months ended March 31, 2024.

Water sales revenue increased $0.9 million, or 4.3%, primarily due to an increase in overall water consumption, a 1.66% Distribution System Improvement Charge applied to Delaware customer water bills effective January 1, 2025 and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.3 million, or 11.4%, primarily due to an increase in wastewater revenue associated with an increase in the number of customers served.

Non-utility operating revenue increased approximately $0.1 million, or 8.0%, primarily due to an increase in Service Line Protection Plan, or SLPP, revenue.

Operating expenses, excluding depreciation and income taxes, increased $0.5 million, or 3.1%.  Utility operating expenses increased $0.4 million, or 3.1%, primarily the result of increased costs associated with administrative costs and purchased power and purchased water costs, partially offset by a decrease in supply and treatment costs and payroll and employee benefit costs.

Other income increased $0.2 million, primarily due to an increase in allowance for funds used during construction, or AFUDC, as a result of higher long-term construction activity subject to AFUDC.

Application for Increase in Customer Rates

On April 4, 2025, our wholly-owned Delaware water utility subsidiary, Artesian Water Company, Inc. (Artesian Water), filed a request with the Delaware Public Service Commission, or the DEPSC, to implement new rates to meet a requested incremental increase in revenue of 10.75%, or approximately $9.4 million, on an annualized basis.  The new rates are designed to support Artesian Water’s ongoing capital improvement program and to cover increased costs of operations, including chemicals and electricity for water treatment, water quality regulation compliance, taxes, labor and benefits.  Artesian Water has petitioned the DEPSC to implement a temporary incremental increase in rates of 1.22% effective June 3, 2025, providing approximately $1.2 million in additional annual revenue.  In April 2025, Artesian Water entered into an electric supply contract with Constellation NewEnergy, Inc., effective from May 2025 to May 2029, that included an increase of approximately 25% over the current electric supply rate.  The contracted rates will also apply to our wholly-owned wastewater utility subsidiary, Artesian Wastewater Management, Inc.  The total estimated annual increase in electric supply expense beginning in May 2025 is approximately $0.5 million.

“Although we are reporting strong first quarter results, the significant increase in electric supply costs upon the expiration of the previous 3-year contract term and increased costs to treat for PFAS, as well as continued investments in utility plant to maintain reliable and safe service to customers compel the request for rate relief,” said Taylor.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $10.4 million was invested in the first three months of 2025 in water and wastewater infrastructure projects.  These investments include renewals associated with the rehabilitation of aging infrastructure, installation of new mains, upgrading elevated storage tanks, upgrading and replacing our meter reading equipment, construction of a new wastewater treatment plant and upgrading existing pumping stations to better serve our customers.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 9.4 billion gallons of water per year through 1,491 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, the costs related to electric supply increases, the impact of weather on our operations, our growth strategy, our expectations regarding infrastructure investments, our enhanced operational efficiencies, and continued growth in our business and the number of customers served.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com